Exhibit 19.2

M E M O R A N D U M

TO: Members of the Board of Directors and Officers of Community Health Systems, Inc. and Designated Employees of CHSPSC, LLC (and other affiliates)

FROM: Justin Pitt, President and Chief Legal and Administrative Officer (“Chief Legal Officer”)

RE: Insider Trading Policy – Transactions Involving Company Securities – Pre-Clearance and Blackout Period Procedures

This memorandum describes Community Health Systems, Inc.’s (the “Company”) trading pre-clearance and black-out period procedures applicable to members of the Company’s Board of Directors (the “Directors”), officers of the Company (the “Officers”), and employees of CHSPSC, LLC (and other affiliates of the Company) determined by the Chief Legal Officer and the Chief Financial Officer of the Company (the “Trading Compliance Committee”) to be in a position to regularly become aware of nonpublic earnings information or other material nonpublic information about the Company (collectively, the “Designated Employees”), This memorandum accompanies and supplements the Insider Trading Policy adopted by the Board of Directors of Community Health Systems, Inc., as last revised on February 12, 2025 (the “Insider Trading Policy”).

1. PRE-CLEARANCE PROCEDURES

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, you – as a Director, an Officer or a Designated Employee, together with your Related Individuals and Controlled Entities (both, as defined in Section 5 of the Insider Trading Policy) – may not engage in any transaction involving the Company's securities (including an open market or private purchase or sale, a stock plan transaction such as an option exercise, gift, contribution to a trust or other Controlled Entity, or any other transaction) without first obtaining pre-clearance of the transaction from the Trading Compliance Committee. A request for pre-clearance must be submitted to the Chief Legal Officer and the Chief Financial Officer in advance of the proposed transaction. An email describing the transaction with an affirmative reply from the Chief Legal Officer and the Chief Financial Officer can serve to document the approval, although the attached “Investment Inquiry and Approval Form” may also be used. The Chief Legal Officer and the Chief Financial Officer are under no obligation to approve any transaction submitted for pre-clearance, and may determine not to permit the transaction. Transaction clearance is valid for two trading days; if the transaction is not completed within the two trading day period, the transaction must be resubmitted to the Chief Legal Officer and the Chief Financial Officer for pre-clearance. In addition, without limiting the foregoing provisions of this paragraph, any transaction made by any entity or individual that may require a Section 16 filing by any Director or Section 16 Officer (as defined in Section 5 of the Insider Trading Policy) in his/her capacity as such as the result of such Director and/or Section 16 Officer having a reportable interest in the Company’s common stock held by such entity or individual must be pre-cleared by the Trading Compliance Committee.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1, must pre-clear the plan with the Trading Compliance Committee. The Trading Compliance Committee is under no obligation to approve any trading plan, and may determine not to approve the trading plan. In addition, any person subject to the pre-clearance requirements who has implemented a trading plan under SEC Rule 10b5-1 may not amend or terminate the plan without the approval of the Trading Compliance Committee. As required by Rule 10b5-1, you may not enter into or (to the extent provided in Rule 10b5-1) amend a Rule 10b5-1 trading plan when you are in possession of material nonpublic information. In addition, you may not enter into a Rule 10b5-1 trading plan during a blackout period (as described below). Moreover, Rule 10b5-1 requires a cooling off period for Directors, Section 16 Officers and other employees between the time at which any Rule 10b5-1 trading plan is adopted or (to the extent provided in Rule 10b5-1) amended and the time at which any transactions may be initiated under such plan. Transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan will not require further pre-clearance at the time of the transaction so long as the plan has been adopted and operated in compliance with all of the requirements of Rule 10b5-1. Notwithstanding the foregoing, Directors and Section 16 Officers must still comply with the notification requirements set forth below in connection with any purchases and sales made pursuant to any Rule 10b5-1 trading plan because such purchases and sales will still be subject to applicable requirements under Section 16 of the Exchange Act (as defined in the Insider Trading Policy), as well as (in the case of sales involving Directors and Section 16 Officers) to applicable requirements under Rule 144.

In addition, when the Company is engaged in an offering of securities, whether or not registered under the Securities Act of 1933, certain persons subject to the pre-clearance procedures set forth herein may be restricted from purchasing any Company securities, whether or not such person is aware of material nonpublic information, under Regulation M until such offering has been completed.

2. BLACKOUT PERIODS

2.1 Quarterly Blackout Periods. The Company's announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company's securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, you (as well as your Related Individuals and Controlled Entities) generally will not be pre-cleared to engage in any transactions subject to the Insider Trading Policy involving the Company's securities during the period beginning on the 15th day of the last month of the Company's fiscal quarter and ending after the second full business day following the Company's issuance of its quarterly earnings release. Persons subject to these quarterly blackout periods include all Directors, all Officers, all Designated Employees and any other persons who are informed by the Trading Compliance Committee that they are subject to the quarterly blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that transactions are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

2.2 Event-Specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few Directors or Section 16 Officers. So long as the event remains material and nonpublic, Directors, Section 16 Officers, and such other persons as are designated by the Trading Compliance Committee (including, in any such case, the Related Individuals and Controlled Entities of such persons) may not engage in any transactions subject to the Insider Trading Policy involving the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person and also may not engage in any transactions subject to the Insider Trading Policy involving the Company’s securities, even if they do not know the nature of the material nonpublic event. The failure of the Trading Compliance Committee to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to engage in any transactions subject to the Insider Trading Policy involving the Company’s securities while aware of material nonpublic information.

2.3 Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even during the blackout period. Hardship exceptions may be granted only by the Trading Compliance Committee and must be in advance of the proposed trade. A hardship exception may be granted only if the Trading Compliance Committee concludes that the Company's earnings and other information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted with respect to a person who is in possession of material nonpublic information or has knowledge of a material nonpublic event.

3. POST-TERMINATION TRANSACTIONS

If you are aware of material nonpublic information when you terminate service as a Director, Officer or other employee of CHSPSC, LLC (or any other affiliate of the Company), you may not engage in any transactions subject to the Insider Trading Policy involving the Company’s securities until that information has become public or is no longer material. In all other respects, the preclearance, notification and blackout period procedures set forth in this memorandum will cease to apply to your transactions in Company securities upon the expiration of the quarterly blackout period related to the Company’s announcement of its quarterly financial results for the quarter in which your employment or service terminates (whether or not such blackout period has commenced at the time that your employment or service terminates), provided, that, in the case of any individual who is a Director or Section 16 Officer, (i) such transaction also must not be subject to short-swing liability under Section 16(b) of the Exchange Act, and (ii) in order to ensure compliance with Rule 144 as described below, such individual must notify the Company prior to making any sales of the Company’s common stock during the three months following such time that such individual ceases serving as a Director or a Section 16 Officer, as applicable.

Any Director, Officer or Designated Employee who enters into a consulting agreement or similar arrangement with the Company (or any of its affiliates) in conjunction with the termination of his/her employment or service (a “Post-Employment Arrangement”), will remain subject to the provisions of this memorandum until the expiration of the quarterly blackout period related to the Company’s announcement of its quarterly financial results for the quarter in which such Post-Employment Arrangement terminates (whether or not such blackout period has commenced at the time that such Post-Employment Arrangement terminates).

4. COMPANY ASSISTANCE

If you have a question about this memorandum or its application to any proposed transaction, you may obtain additional guidance from the Chief Legal Officer.

5. BOARD OF DIRECTORS AND SECTION 16 OFFICERS (PROXY STATEMENT LISTED) ONLY – BROKER INTERFACE AND NOTIFICATION PROCEDURES AND POWER OF ATTORNEY

Section 16 of the Exchange Act generally requires Directors and Section 16 Officers to file Forms 4 with the SEC not later than the end of the second business day following any reportable transaction (including any transactions made under a Rule 10b5-1 trading plan). For example, if you sell stock (having been pre-cleared to do so) on Tuesday, you are required to file your Form 4 with the SEC by 10:00 p.m. ET on Thursday. The Legal Department prepares and files these forms on behalf of the Directors and Section 16 Officers, but the expedited requirements of the SEC necessitate expedited procedures in order to meet these requirements. Attached are two items:

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Broker Instruction/Representation. A form letter for you to send to your broker(s) instructing them to provide same-day notice to the Chief Legal Officer of any trades executed, the number of shares included in the trade, and the execution price. If you have more than one brokerage account, please send this form to each brokerage firm, as well as to any other person’s (e.g., spouse) brokerage firms if you are required to report their trades. Please review your brokerage relationships and be sure that your broker(s) are aware that you are an insider (i.e., a Director/Section 16 Officer) and that each broker completes the form and returns it to the Chief Legal Officer. NOTE: If you execute a trade (having been pre-cleared to do so) through an electronic trading platform without the assistance of a broker, you are responsible for providing same-day notice to the Chief Legal Officer of any trades executed, the number of shares included in the trade, and the execution price.
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Power of Attorney. This document authorizes the Company to file your Forms 4 and other similar filings with the SEC. Given travel schedules and directors’ office locations, it is almost impossible for the Legal Department to otherwise assist you in meeting the two business day filing requirements under Section 16 of the Exchange Act. We are happy to provide you with copies of any documents that we file on your behalf.

In addition, Rule 144 provides that any “affiliate” (which generally includes all directors and Section 16 Officers, and may include 10% or more shareholders) of a public company may not publicly sell securities of a public company unless such sale is covered by an effective registration statement or is being made pursuant to Rule 144 (unless another exemption from registration is available). If a Director or Section 16 Officer (or any Related Individual or Controlled Entity) is permitted to make a public sale pursuant to this Memorandum and the Insider Trading Policy, this individual (prior to making any such sale) should advise the Chief Legal Officer and the Chief Financial Officer as well as his or her broker to ensure compliance with Rule 144 (which imposes certain limitations in connection with any such sale, including volume, manner of sale and current public information requirements), and he/she may be obligated to file a Form 144 with the SEC (which form must be filed concurrently with placing an order to sell securities with the broker in reliance on Rule 144).

6. CERTIFICATIONS

All Directors, Officers and Designated Employees must certify their understanding of, and intent to comply with, the Company's Insider Trading Policy, including the procedures set forth in this memorandum. Please return the enclosed Certification promptly upon receipt of this memorandum.